Exhibit 99.1

Sollensys Corp Finalizes Acquisition of Lab Facility

Company Acquires 35,793 Sq. Ft. Building as New Headquarters

PALM BAY, FL / ACCESSWIRE / June 11, 2021 / Sollensys Corp (OTC:SOLS), a Florida-based blockchain solutions company offering products that ensure its clients' data integrity through collection, storage and transmission, has contracted to purchase a state-of-the-art scientific research laboratory situated in the Foundation Research Park in Palm Bay, Florida.

The new facility features:

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Building Size: 36,810 total sq. ft.
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Land: 3.7 +/- acres
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Back-up emergency power generation
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Sensitive Compartmented Information Facility (SCIF) communications area
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Power: 3-phase
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HVAC: 100% air conditioned
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Fire sprinkler system
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Eave Height: 16'
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Parking: 114 spaces
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Purchase Price: approximately $2.5MM

Don Beavers, Chairman and CEO of Sollensys Corp., stated, "We are very pleased that we have been able to acquire this amazing facility. This expansion allows us to better service our growing client base. We have placed heavy emphasis on planning the expansion of our infrastructure to handle the growing need for blockchain services in the market."

More information and images of the building can be found online at: https://www.loopnet.com/Listing/1470-Treeland-Blvd-SE-Palm-Bay-FL/16626243/

About Sollensys Corp

Sollensys Corp is a math, science, technology, and engineering solutions company offering products that ensure its clients' data integrity through collection, storage, and transmission. Our innovative flagship product is the Blockchain Archive Server, a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized. The company recently introduced our second product offering-the Regional Service Center, which offers small businesses the same state of the art technology previously available only to large or very well-funded companies.

Headquartered in Palm Bay, Florida, the Company's primary product is the Blockchain Archive Server-a turn-key, off-the-shelf, blockchain solution that works with virtually any hardware and software combinations currently used in commerce, without the need to replace or eliminate any part of the client's data security that is being utilized.

The Blockchain Archive Server encrypts, fragments and distributes data across thousands of secure nodes every day, which makes it virtually impossible for hackers to compromise. Using blockchain technology, the Blockchain Archive Server maintains a redundant, secure and immutable backup of data. Redundant backups and the blockchain work together to assure not only the physical security of the database but also the integrity of the information held within.

Blockchain Archive Server protects client data from "ransomware"-malicious software that infects your computer and displays messages demanding a fee to be paid in order for your system to work again. Blockchain technology is a leading-edge tool for data security, providing an added layer of security against data loss due to all types of software specifically designed to disrupt, damage, or gain unauthorized access to a computer system (i.e., malware).

Uniquely, the Blockchain Archive Server is a turn-key solution that can stand alone or seamlessly integrate into an existing data infrastructure to quickly recover from a cyber-attack. The Blockchain Archive Server is a server that comes pre-loaded with the blockchain-powered cybersecurity software, which can be delivered, installed and integrated into a client's computer systems with ease.

Sollensys Corp
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